December 6, 2016

Chris Wolfe

5045 Ashberry Road

Carlsbad, CA 92008

Dear Chris:

On behalf of I.D. Systems, I am pleased to confirm our offer for full-time employment as Chief Executive Officer. Your start date in this new role will be December 7, 2016.

You will receive a semi-monthly salary of $12,083.34, which is equivalent to $290,000 on an annualized basis. In addition to your base salary, you will be eligible for the executive bonus plan. The annual bonus potential will be $290,000 and will be based on the achievement of predetermined company objectives. The detailed plan will be provided to you within 30 days of your start date in your new role. You will also receive 50,000 shares of restricted stock and 100,000 stock options. 25% of the restricted shares and stock options shall become vested, and the restrictions applicable to the restricted shares shall lapse, each year from the date of the grant (date of appointment as CEO), provided that you are an employee of the Company on such anniversary date. The terms of Long Term Incentive awards are outlined in the Company’s 2015 Equity Compensation Plan. In order to assist with your upcoming relocation expenses, the Company will pay you a lump sum of $23,000. This will be in lieu of the Relocation Agreement that we currently have in place.

Due to your expanded role, in the event your employment is terminated without cause during the first 24 months, I.D. Systems agrees to extend your current severance agreement from a lump sum severance payment equivalent to 6 months of salary to a lump sum severance payment equivalent to 9 months of salary.

During your employment with the Company you will be entitled to all of the Company’s current customary employee benefits, subject to plan eligibility requirements. A highlight of our benefits includes:

1.	Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in the Company’s Health Plan. Commencing on the first of the month after your start date, you will be eligible to enroll in the Company’s dental plan.

2.	Vision Insurance: Commencing on the first day of your employment, you will be eligible to enroll in the Company’s Vision Care Plan.

3.	Section 125 Flexible Spending: Commencing on the first of the month following your start date, you will be eligible to enroll in the Company’s Flexible Spending Plan.

4.	Company Savings Plan: Within the first month of your employment, you will be automatically enrolled in the Company’s 401(k) plan with the ability to cease participation or change your contribution at any time. The Company does not currently match contributions to the plan.

5.	Vacation/Paid time-off: Over the course of a full year, you may accrue 15 vacation days, 3 floating holidays, 3 personal days, and 4 sick days.

6.	Voluntary short-term disability, long-term disability, and voluntary life insurance.

Your employment is contingent upon receipt of proof of eligibility to work in the United States. This offer is additionally contingent upon successful completion of our reference checking processes and background investigation (which may include: criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Confidentiality and Non-Competition Agreement.

Congratulations, Chris! Please sign and date one copy of this letter and return it to me along with a signed and dated copy of your Employee General Covenants Agreement.

Sincerely,

/s/ Lindsay Estelle
Lindsay Estelle
Director, Human Resources

/s/ Chris Wolfe	12/06/2016
Chris Wolfe	Date